Exhibit 99.1

Supplemental 2016 Gross Bookings and Room Nights Operating Metrics

The table below reflects supplemental 2016 quarterly period gross bookings and room nights operating metrics for Expedia, Inc. and our HomeAway reportable segment.

Expedia, Inc.
Historical Trended Operating Metrics
(in millions)

	2016
	Q1	Q2	Q3	Q4	Total
Gross Bookings
As Reported	$ 18,882	$ 18,861	$ 18,585	$ 16,104	$ 72,431
HomeAway(1)	$ 1,818	$ 1,460	$ 1,403	$ 1,299	$ 5,979
As Adjusted	$ 20,699	$ 20,321	$ 19,988	$ 17,403	$ 78,411

Room Nights
As Reported	52.6	60.9	72.0	60.5	246.0
HomeAway(1)	4.8	5.1	8.2	4.4	22.6
As Adjusted	57.4	66.0	80.2	64.9	268.5

Note: Some numbers may not add due to rounding.
(1) HomeAway gross bookings and room nights operating metrics include on-platform transactions from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural (which, if included, would collectively add less than an estimated 2% to each of gross bookings and room nights). On-platform gross bookings and room nights for Stayz, Bookabach and Travelmob (which collectively represent less than 10% of total on-platform transactions), represent our best estimates.

Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.

Room nights represent stayed hotel room nights for our Core OTA and Egencia reportable segments and property nights for our HomeAway reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.

HomeAway gross bookings and room nights operating metrics include data from all HomeAway brands, with the exception of BedandBreakfast.com and TopRural. Gross bookings and room nights for Stayz, Bookabach and Travelmob represent our best estimates.